Exhibit 99.1

News Release

Investor Relations Contact:	Media Contact:
Integrated Corporate Relations	SSA Public Relations
Bill Zima / John Mills	Los Angeles: John Russel / Elliott Chang 818.501.0700
203.682.8200 / 310.395.2215	New York: Carolyn Lipkins 212.679.4750

Genius Products, Inc. Reports
Year-End Results for 2005

-Company achieves 34% increase in net revenue for 2005-

April 18, 2006—Solana Beach, CA. --Genius Products, Inc. (OTCBB:GNPI) an entertainment company that produces, publishes, licenses and distributes films, videos and music, under a variety of branded names and non-branded names, and the U.S. home video distributor for The Weinstein Company (“TWC”), today announced results for the year-ended December 31, 2005.

HIGHLIGHTS AND MAJOR DEVELOPMENTS FROM 2005

Financial Highlights

•
Net revenue increased to $22.3 million for the year ended December 31, 2005, a 34% increase from the prior year net revenue of $16.6 million due in part to approximately $4.4 million from the acquisition of American Vantage Media Corporation (“AVMC”)

•
Consistent with the Company’s stated strategy to move away from value products toward higher margin products, 2005 net revenue derived from higher margin products increased to $18.6 million compared to $5.5 million in 2004, an increase of $13.1 million or 238%

•	Cash balances increased to $30.6 million at December 31, 2005 compared to $1.2 million at December 31, 2004 as a result of financing activities throughout the year

•
Long-lived assets, comprised of production masters and film library, were $19.7 million at December 31, 2005 compared to $3.9 million at December 31, 2004. The increase in long-lived assets is primarily the result of additions to the Company’s film library and the March 2005 acquisition of AVMC including its Wellspring library of approximately 700 titles

•
Net loss totaled $17.2 million which includes $11.2 million of charges relating to the transition to higher margin products, severance charges and transaction fees and expenses associated with The Weinstein Company transaction, partially offset by the gain of $1.35 million from the sale of Baby Genius

Strategic Highlights and Other Developments

•
The Company accomplished several strategic and restructuring goals, positioning the Company for profitable growth in 2006 and beyond through the Company’s owned content library, The Weinstein Company relationship and other content providers

•	Signed a definitive agreement to launch a new venture which will become the exclusive U.S. home video distributor for TWC, which is expected to close in May 2006

•	The Company plans to release 20 to 25 feature films per year on home video for TWC

•	Completed the acquisition of AVMC including the Wellspring library of approximately 700 films

•	Completed a sale of Baby Genius, Kid Genius, Little Tikes and Wee Worship lines of business to Pacific Entertainment in December 2005 resulting in a gain of $1.35 million being recognized in FY 2005

•
Implemented corporate reorganizations of the Company’s management team relating to the integration of the newly acquired AVMC and the anticipated closing of the transaction with The Weinstein Company, resulting in severance expense of $2.7 million being recorded in FY 2005

•
The Company announced adjustments that reduced results by $0.4 million for each of the second and third quarters of 2005. The adjustments are primarily related to accounting for theatrical revenues, deferred licensing revenue, certain royalty expenses paid to content owners and expenses related to packaging costs which are explained in the Company’s 10-K. The Company will be filing amended 10-Qs for the three month periods ended June 30, 2005 and September 30, 2005

•	Hired several new key members of the executive management team

•	Hired a new CFO (February 2006)

•
Initiated a systems enhancement project to improve visibility of activity based costing, sales analytics and supply chain management in order to improve financial controls, comply with anticipated Sarbanes Oxley regulations and to accelerate future financial reporting

•	Changed state of incorporation from the State of Nevada to the State of Delaware

Financial Summary

Net revenues increased $5.7 million, or 34.3%, for the year ended December 31, 2005 to $22.3 million as compared to $16.6 million for the comparable prior year, due to the increase in sales of DVDs and the acquisition of AVMC, offset in part by an increase in sales returns and allowances relating to worse than anticipated sell-through to consumers of products in one retail program during the quarter ended December 31, 2005. Consistent with the Company’s stated strategy to move away from lower margin value products toward higher margin products, 2005 net revenue derived from higher margin products was $18.6 million as compared to $5.5 million in 2004, an increase of $13.1 million or 238%.

Sales returns, discounts and allowances increased $7.3 million, or 268.5%, during the year ended December 31, 2005 to $10.0 million, as compared to $2.7 million during the year ended December 31, 2004. The increase resulted primarily from additional discounts, higher returns from increased sales year over year, and higher than expected returns during the quarter ended December 31, 2005. A significant portion of the returns was related to a retail promotion with one of the Company’s major retailers. The Company has completed the installation of a new fully operational inventory management system that will improve sales forecasting and monitoring.

Video and DVD cost of sales decreased to 55.1% of DVD and VHS revenues during the year ended December 31, 2005 as compared to 71.7% of DVD and VHS revenues in 2004. The improvement was due to the shift in product mix to higher margin product and was partially offset by a reserve recorded for obsolete products determined by management to be of limited or no value as the Company shifted its product mix away from the lower margin value product line.

General and administrative expenses were $11 million for 2005 or 49% of net revenue, compared to $5.1 million during 2004 or 31% of net revenues in 2004. These increases were primarily due to increased payroll, rent, and utilities as a result of the acquisition of AVMC and increased payroll and overhead to support the increased sales volume anticipated as part of the new relationship with The Weinstein Company from which revenue will not be generated until 2006.

Excluding expenses of $2.4 million associated with TWC transaction fees and TWC-related overhead and other charges, general and administrative expenses would have been $8.6 million in 2005, or 39% of net revenue, as compared to $5.1 million, or 31% in 2004.

The net loss increased by $11.1 million for the year ended December 31, 2005, to $17.2 million, as compared to a net loss of $6.0 million for 2004.

Trevor Drinkwater, President and Chief Executive Officer, commented, “We have assembled a team to continue our improvement in both financial controls and business execution that will enable us to handle the anticipated dramatic acceleration of revenues in the coming years.”

John Mueller, EVP and Chief Financial Officer, emphasized, “Our finance team is working closely with our operational teams to continue improvement in our financial controls, internal management reporting and accountability in order to prepare the Company for the significant increase in sales volume from The Weinstein Company transaction and improve profitability.”

Mr. Drinkwater concluded, “To demonstrate the magnitude of our sales growth, due to our successful release of ‘DERAILED’, a Weinstein Company film starring Jennifer Aniston and Clive Owen that became the number one DVD rental in its debut week in March, we will generate gross revenue in the first quarter of 2006 that will be approximately equal to the gross revenues of our Company for the entire full year 2005. With six exciting films to be released in our second quarter including The Weinstein Company’s Easter weekend debut of Scary Movie 4, that achieved a record $41 million US Box Office, I am confident that 2006 will be a record year for our company and our shareholders.”

The Company plans on announcing first quarter 2006 results in May and will hold an investor conference call at that time.

ABOUT GENIUS PRODUCTS, INC.
Genius Products, Inc. (OTCBB:GNPI) is an entertainment company that produces and distributes an ever-expanding library of home entertainment products including DVDs and CDs. Sold in retail outlets nationwide under such well-known brands as NBC News, Wellspring, TV Guide®, Sundance Channel Home Entertainment™ and Baby Genius®, the Company’s products are distributed through the Genius Products Branded Distribution Network, an extensive, proprietary distribution network that extends throughout the U.S. to mass, drugstore, supermarket and specialty retailers.

Genius Products boasts a premiere management team comprised of seasoned executives from major Hollywood studios, who have steered the Company into the forefront of the industry through their landmark distribution deal with The Weinstein Company.

Upcoming films planned for release by Genius Products include films by The Weinstein Company such as HOODWINKED, an updated retelling of the classic story of Red Riding Hood with the voices of Anne Hathaway, Glenn Close and Jim Belushi; MRS. HENDERSON PRESENTS, starring Judi Dench and Bob Hoskins; and THE MATADOR, starring Pierce Brosnan. Potential new releases include a sequel to SIN CITY, SCHOOL FOR SCOUNDRELS, CLERKS II and the highly anticipated film BOBBY.

Safe Harbor Statement
Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties that may affect Genius Products’ business, forecasts, projections and prospects, and cause actual results to differ materially from those in these forward-looking statements.  These forward-looking statements include, but are not limited to, statements relating to the anticipated closing of the transaction with The Weinstein Company, profitability in 2006 or beyond, increased sales volume and improved profitability, the anticipated growth of revenues, the number of anticipated releases per year, the anticipated timing and financial performance of new releases including HOODWINKED, MRS. HENDERSON PRESENTS, WOLF CREEK, THE MATADOR, TRANSAMERICA, LUCKY NUMBER SLEVIN and any other statements relating to such new release that are not historical statements of fact.  Actual results could vary for many reasons, including but not limited to, the ability to complete the transaction with The Weinstein Company, the ability to continue to attract experienced management, acquire valuable content or expand the distribution partnership, the unpredictability of audience demand, the effect of technological change and the availability of alternative forms of entertainment.  Other such risks and uncertainties include the matters described in Genius Products’ filings with the Securities and Exchange Commission. Genius Products assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

(Financial tables below)

Genius Products, Inc. and Subsidiaries
Consolidated Balance Sheet

	December 31,
	2004	2005

ASSETS
Current assets:
Cash and cash equivalents	$1,223,881	$30,597,164
Accounts receivable, net of allowance for doubtful accounts and sales
returns of $1,542,805 and $6,908,789	3,615,073	2,406,658
Inventories, net	3,473,483	5,567,953
Prepaid expenses	312,046	703,875
Notes receivable, related party	-	750,000
Total current assets	8,624,483	40,025,650

Property and equipment, net	264,989	396,358
Production masters, net of accumulated amortization of $1,054,005
and $2,510,307	3,867,546	4,573,191
Film library, net of accumulated amortization of $1,517,001	-	15,153,988
Notes receivable, related party	-	1,712,353
Goodwill	-	14,487,917
Deposits and other	239,148	15,545
Total assets	$12,996,166	$76,365,002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,329,218	$9,242,560
Notes payable	-	5,379,296
Accrued expenses	789,166	3,307,893
Customer deposits	-	189,423
Debentures payable	50,750	50,750
Redeemable common stock	395,172	414,471
Total current liabilities	8,564,306	18,584,393

Deferred gain, related party, net of current portion	-	1,212,353
Deferred tax liability	-	1,380,338
Total liabilities	8,564,306	21,177,084

Stockholders’ equity
Preferred stock, $.0001 par value; 10,000,000 shares authorized; no shares
outstanding	-	-
Common stock, $.0001 par value; 100,000,000 shares authorized;
25,208,512 and 60,438,154 shares outstanding	2,521	6,044
Additional paid-in capital	26,006,700	93,919,755
Accumulated deficit	(21,577,361)	(38,737,881)
Total stockholders’ equity	4,431,860	55,187,918
Total liabilities and stockholders' equity	$12,996,166	$76,365,002

Genius Products, Inc. and Subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
	2003	2004	2005

Revenues:
Video and DVD	$876,285	$15,967,711	$24,804,906
Theatrical	-	-	750,883
Audio	2,149,096	2,946,237	5,992,065
Royalties, licensing and other	456,110	420,299	745,054

Gross revenues	3,481,491	19,334,247	32,292,908
Sales returns, discounts and allowances	(412,985)	(2,704,315)	(9,965,179)

Net revenues	3,068,506	16,629,932	22,327,729

Costs and expenses
Cost of revenues:
Video and DVD	466,384	11,447,806	13,664,813
Theatrical	-	-	2,130,182
Audio	1,081,149	1,185,112	3,814,478
Amortization of production masters and film library	204,493	681,404	2,973,303
Warehouse expense and other	397,484	579,112	299,532

Total cost of revenues	2,149,510	13,893,434	22,882,308

Gross profit (loss)	918,996	2,736,498	(554,579)

Operating expenses (income):
Product development	428,465	956,521	1,127,481
Sales and marketing	1,020,860	2,166,785	2,582,527
General and administrative	2,081,651	5,107,547	11,036,118
Severance	-	-	2,745,422
Gain on sale, related party	-	-	(1,351,710)

Total operating expenses	3,530,976	8,230,853	16,139,838

Loss from operations	(2,611,980)	(5,494,355)	(16,694,417)

Interest expense and other, net	(129,896)	(551,013)	(465,303)

Loss before provision for income tax	(2,741,876)	(6,045,368)	(17,159,720)

Provision for income tax	800	800	800

Net loss	$(2,742,676)	$(6,046,168)	$(17,160,520)

Basic and diluted net loss per share	$(0.16)	$(0.25)	$(0.42)

Basic and diluted weighted average shares	17,574,405	23,826,584	40,400,112